Exhibit 7(f)

ASSISTANT SECRETARY’S CERTIFICATE

(Liberty Media Corporation)

I, Brittany A. Uthoff, Assistant Secretary and Vice President of Liberty Media Corporation (the “Corporation”), do hereby certify as follows:

Each of Renee L. Wilm, Craig Troyer, Brittany A. Uthoff and Katherine C. Jewell has been and is now a duly elected and qualified Chief Legal Officer and Chief Administrative Officer, Senior Vice President and Assistant Secretary, Vice President and Assistant Secretary, and Vice President and Assistant Secretary, respectively, of the Corporation. Pursuant to the Corporation’s organization documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Chief Legal Officer and Chief Administrative Officer, Senior Vice President, or Vice President have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 26th day of September, 2023.

/s/ Brittany A. Uthoff
Brittany A. Uthoff, Assistant Secretary and Vice President